Exhibit 99.1

E V E R C O R E
EVERCORE REPORTS SECOND QUARTER 2020 RESULTS;
QUARTERLY DIVIDEND OF $0.58 PER SHARE

	Second Quarter 2020 Results				2020 Year to Date Results
	U.S. GAAP		Adjusted		U.S. GAAP		Adjusted
		vs. Q2 2019		vs. Q2 2019		vs. YTD 2019		vs. YTD 2019
Net Revenues ($ millions)	$507.1	(5%)	$513.9	(4%)	$934.1	(1%)	$948.9	(1%)
Operating Income ($ millions)	$86.7	(32%)	$102.7	(26%)	$136.0	(35%)	$185.3	(21%)
Net Income Attributable to Evercore Inc. ($ millions)	$56.4	(31%)	$71.8	(29%)	$87.6	(41%)	$129.6	(29%)
Diluted Earnings Per Share	$1.35	(28%)	$1.53	(26%)	$2.08	(39%)	$2.74	(27%)
Operating Margin	17.1%	(678) bps	20.0%	(586) bps	14.6%	(769) bps	19.5%	(498) bps

Business and Financial Highlights	■
Second quarter Net Revenues decreased 5% on a U.S. GAAP basis and 4% on an Adjusted basis versus the prior year period. For the first six months of 2020, Net Revenues decreased 1% on both a U.S. GAAP and an Adjusted basis versus the first six months of 2019

■
Record quarterly Underwriting Revenue of $93.6 million in the second quarter increased 453% versus the prior year period. For the first six months of 2020, Underwriting Revenue of $114.7 million increased 162% versus the prior year period, also a record for the period

■
Evercore ISI research and trading maintained high levels of engagement with clients as volatility remained elevated, driving an 11% increase in Commissions Revenue versus the prior year period. For the first six months of 2020, Commissions Revenue increased 21% versus the prior year period

■
Maintained #1 league table ranking for announced M&A among independents over the last twelve months and achieved #1 league table ranking by number of announced and number of completed Restructuring deals in the U.S. for the first half of 2020

	■	Advised on three of the ten largest global M&A transactions and four of the five largest U.S. M&A transactions in the first half of 2020
	■	Served as active bookrunner or co-manager on six of the ten largest U.S. IPOs in the first half of 2020
	■	Continued to execute previously announced realignment strategy and other cost management initiatives

Responding to the Current Environment	■	M&A activity remains limited, and uncertainty and market volatility have led to delays or, in some cases, terminations of transactions
	■	Evercore remains focused on four priorities in this dynamic and challenging market environment:
■ Ensuring the health, wellness and safety of our workforce, including redoubling our commitment to our diversity and inclusion objectives
■ Focusing our Advisory and Research businesses to meet the immediate needs of our clients, while helping them be well-positioned for the eventual recovery
■ Sustaining our operating infrastructure to support flexible and efficient working arrangements and planning and implementing our return to office on a thoughtful and disciplined basis
■ Maintaining our strong and liquid balance sheet

Talent	■	John Scuorzo joined the Advisory business as a Senior Managing Director in May, enhancing our Capital Markets Advisory practice and strengthening our coverage of the Technology sector
	■	Bodo Uebber joined as the Chairman of Evercore Germany

Strategic Transactions	■	Announced the sale of Evercore Casa de Bolsa, S.A. de C.V. ("ECB"), our Mexico based broker-dealer focused principally on providing Investment Management services
	■	Closed the previously announced sale of the ECB Trust business

Capital Return	■	Quarterly dividend of $0.58 per share
	■	Returned $206.3 million to shareholders for the first six months of 2020 through dividends and repurchases of 1.9 million shares at an average price of $76.22

NEW YORK, July 22, 2020 – Evercore Inc. (NYSE: EVR) today announced its results for the second quarter ended June 30, 2020.

LEADERSHIP COMMENTARY

Ralph Schlosstein, President, Co-Chairman and Co-Chief Executive Officer, "Our results for the second quarter and first half of 2020 demonstrate our ability to support our clients broadly in challenging economic and financial markets. We are particularly pleased with our team's ability to assist clients in raising strategic capital, advising on several of the largest transactions of the year and leading to record quarterly and year-to-date underwriting revenues. Restructuring and debt advisory activity remains high, as does client engagement with our macro and fundamental research teams."

Schlosstein continued, "We remain focused on our cost management initiatives and, despite the more challenging environment, we were able to deliver a 20% Adjusted operating margin for the second quarter, a sequential increase of 100 basis points. Our cash position and our balance sheet remain strong and our capital return strategies remain on track."

John S. Weinberg, Co-Chairman and Co-Chief Executive Officer, "Our diverse capabilities and the breadth of our platform allowed our teams to work closely with our clients to address their immediate liquidity, capital and financial management needs, including the execution of several innovative assignments, during the quarter. We continue to have strong and healthy dialogues with our clients, which are beginning slowly to include preparation for opportunities and strategic transactions that will be possible in the recovery."

Weinberg continued, "Our success is made possible by our exceptional team. We are proud of how well our people have responded to the challenges of the predominantly remote working environment and we are incredibly pleased with our ability to interact with and serve our clients."

Roger C. Altman, Founder and Senior Chairman, "While there are still some headwinds in the merger market, the Evercore model is proving to be a resilient one for clients. The Firm's independence, as well as our expanded ability to raise capital, is particularly valuable in this environment."

Selected Financial Data - U.S. GAAP Results:

The following is a discussion of Evercore's results on a U.S. GAAP basis.

	U.S. GAAP
	Three Months Ended			Six Months Ended
	June 30, 2020	June 30, 2019	% Change	June 30, 2020	June 30, 2019	% Change
	(dollars in thousands, except per share data)
Net Revenues	$507,075	$531,046	(5%)	$934,082	$946,373	(1%)
Operating Income(1)	$86,729	$126,834	(32%)	$136,032	$210,644	(35%)
Net Income Attributable to Evercore Inc.	$56,412	$81,742	(31%)	$87,587	$148,974	(41%)
Diluted Earnings Per Share	$1.35	$1.88	(28%)	$2.08	$3.40	(39%)
Compensation Ratio	65.9%	59.2%		64.7%	59.4%
Operating Margin	17.1%	23.9%		14.6%	22.3%
Effective Tax Rate	24.5%	24.8%		25.0%	18.5%
Trailing Twelve Month Compensation Ratio	62.3%	58.0%

(1) Operating Income includes Special Charges, Including Business Realignment Costs, of $8.6 million recognized in the Investment Banking segment for the three months ended June 30, 2020 and $32.2 million and $0.1 million recognized in the Investment Banking and Investment Management segment, respectively, for the six months ended June 30, 2020. Operating Income for the three and six months ended June 30, 2019 includes Special Charges, Including Business Realignment Costs, of $1.0 million and $2.1 million, respectively, recognized in the Investment Banking segment. See "Special Charges, Including Business Realignment Costs" below and page 9 for further information.

Net Revenues
For the three months ended June 30, 2020, Net Revenues of $507.1 million decreased 5% versus the three months ended June 30, 2019, primarily driven by a decrease in Advisory Fees of $107.1 million, partially offset by increases in Underwriting Fees and Commissions and Related Fees of $76.7 million and $5.5 million, respectively, and higher performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program. For the six months ended June 30, 2020, Net Revenues of $934.1 million decreased 1% versus the six months ended June 30, 2019, primarily driven by a decrease in Advisory Fees of $74.4 million and lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, and legacy private equity investments. These decreases were partially offset by increases in Underwriting Fees and Commissions and Related Fees of $70.9 million and $18.9 million, respectively. See the Business Line Reporting - Discussion of U.S. GAAP Results below for further information.

Compensation
For the three months ended June 30, 2020, the compensation ratio was 65.9% versus 59.2% for the three months ended June 30, 2019. The compensation ratio for the three months ended June 30, 2020 is 67.5% when the $8.2 million of separation and transition benefits expense, which is presented within Special Charges, Including Business Realignment Costs, is also included. For the six months ended June 30, 2020, the compensation ratio was 64.7% versus 59.4% for the six months ended June 30, 2019. The compensation ratio for the six months ended June 30, 2020 is 68.0% when the $30.2 million of separation and transition benefits expense, which is presented within Special Charges, Including Business Realignment Costs, is also included. See "Special Charges, Including Business Realignment Costs" below for further information. The increase in the amount of compensation recognized in the three and six months ended June 30, 2020 is driven by higher levels of incentive compensation, higher base salaries, primarily due to promotions, and the amortization of unvested share-based and deferred cash awards. The resulting compensation ratios are higher than the comparable periods for 2019 due to these increases, as well as lower Other Revenue earned during the six months ended June 30, 2020 resulting from lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, and legacy private equity investments. The compensation ratio in any given period is subject to fluctuation based, in part, on the amount of revenue earned in that period. See pages 7 and 8 for discussion of the potential impact of COVID-19.

Special Charges, Including Business Realignment Costs
In the first quarter of 2020, the Company substantially completed a review of operations focused on markets, sectors and people which have delivered lower levels of productivity in an effort to attain greater flexibility of operations and better position itself for future growth.

This review, which began in the fourth quarter of 2019, will generate reductions of approximately 6% of our headcount. In conjunction with the employment reductions, the Company expects to incur separation and transition benefits and related costs of approximately $38 million, $30.3 million of which has been recorded as Special Charges, Including Business Realignment Costs, in the first six months of 2020 and are excluded from our Adjusted results. The Company believes these actions will best position it to continue to provide clients with the highest quality of independent advice while delivering value to our shareholders.

We have entered into an agreement for the leaders of our business in Mexico to purchase Evercore Casa de Bolsa, S.A. de C.V., our Mexico based broker-dealer focused principally on providing Investment Management services. We continue to review additional opportunities in smaller markets. These opportunities could result in further charges in 2020 if pursued to completion.

The Company's estimates of charges are based on a number of assumptions. Actual results may differ materially if actual activity deviates from these assumptions.

Special Charges, Including Business Realignment Costs, for the three and six months ended June 30, 2020 also reflect the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the previously announced expansion of our headquarters in New York and our business realignment initiatives of $0.4 million and $1.9 million, respectively. Special Charges, Including Business Realignment Costs, for the three and six months ended June 30, 2019 reflect the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York.

Operating Income
For the three months ended June 30, 2020, Operating Income of $86.7 million decreased 32% versus the three months ended June 30, 2019, primarily driven by a decrease in Investment Banking revenue and an increase in operating costs and Special Charges, Including Business Realignment Costs, partially offset by higher performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program. For the six months ended June 30, 2020, Operating Income of $136.0 million decreased 35% versus the six months ended June 30, 2019, primarily driven by a decrease in Investment Banking Net Revenues, including lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, and an increase in operating costs and Special Charges, Including Business Realignment Costs. See the Business Line Reporting - Discussion of U.S. GAAP Results below for further information.

Effective Tax Rate
For the three months ended June 30, 2020, the effective tax rate was 24.5% versus 24.8% for the three months ended June 30, 2019. For the six months ended June 30, 2020, the effective tax rate was 25.0% versus 18.5% for the six months ended June 30, 2019. The effective tax rate is impacted by the non-deductible treatment of compensation associated with Evercore LP Units, as well as the deduction associated with the appreciation or depreciation in the Firm's share price upon vesting of employee share-based awards above or below the original grant price.

Net Income and Earnings Per Share
For the three months ended June 30, 2020, Net Income Attributable to Evercore Inc. and Earnings Per Share of $56.4 million and $1.35, respectively, decreased 31% and 28%, respectively, versus the three months ended June 30, 2019, principally driven by a decrease in Investment Banking revenue and an increase in operating costs and Special Charges, Including Business Realignment Costs, partially offset by higher performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program.

For the six months ended June 30, 2020, Net Income Attributable to Evercore Inc. and Earnings Per Share of $87.6 million and $2.08, respectively, decreased 41% and 39%, respectively, versus the six months ended June 30, 2019, principally driven by a decrease in Investment Banking Net Revenues, including lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, and an increase in operating costs and Special Charges, Including Business Realignment Costs. The decrease was also driven in part by a higher effective tax rate.

Selected Financial Data - Adjusted Results:

The following is a discussion of Evercore's results on an Adjusted basis. See pages 9 and A-2 to A-11 for further information and reconciliations of these non-GAAP metrics to our U.S. GAAP results.

	Adjusted
	Three Months Ended			Six Months Ended
	June 30, 2020	June 30, 2019	% Change	June 30, 2020	June 30, 2019	% Change
	(dollars in thousands, except per share data)
Net Revenues	$513,922	$535,803	(4%)	$948,899	$955,605	(1%)
Operating Income	$102,739	$138,500	(26%)	$185,270	$234,151	(21%)
Net Income Attributable to Evercore Inc.	$71,767	$100,996	(29%)	$129,585	$182,696	(29%)
Diluted Earnings Per Share	$1.53	$2.07	(26%)	$2.74	$3.73	(27%)
Compensation Ratio	65.0%	58.0%		63.6%	58.0%
Operating Margin	20.0%	25.8%		19.5%	24.5%
Effective Tax Rate	26.2%	25.2%		25.6%	19.4%
Trailing Twelve Month Compensation Ratio	60.8%	56.8%

Adjusted Net Revenues
For the three months ended June 30, 2020, Adjusted Net Revenues of $513.9 million decreased 4% versus the three months ended June 30, 2019, primarily driven by a decrease in Advisory Fees of $107.3 million, partially offset by increases in Underwriting Fees and Commissions and Related Fees of $76.7 million and $5.5 million, respectively, and higher performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program. For the six months ended June 30, 2020, Adjusted Net Revenues of $948.9 million decreased 1% versus the six months ended June 30, 2019, primarily driven by a decrease in Advisory Fees of $74.3 million and lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, and legacy private equity investments. These decreases were partially offset by increases in Underwriting Fees and Commissions and Related Fees of $70.9 million and $18.9 million, respectively. See the Business Line Reporting - Discussion of Adjusted Results below for further information.

Adjusted Compensation
For the three months ended June 30, 2020, the Adjusted compensation ratio was 65.0% versus 58.0% for the three months ended June 30, 2019. For the six months ended June 30, 2020, the Adjusted compensation ratio was 63.6% versus 58.0% for the six months ended June 30, 2019. The increase in the amount of Adjusted compensation recognized in the three and six months ended June 30, 2020 is driven by higher levels of incentive compensation, higher base salaries, primarily due to promotions, and the amortization of unvested share-based and deferred cash awards. The resulting Adjusted compensation ratios are higher than the comparable periods for 2019 due to these increases, as well as lower Other Revenue earned during the six months ended June 30, 2020 resulting from lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, and legacy private equity investments. The Adjusted compensation ratio in any given period is subject to fluctuation based, in part, on the amount of revenue earned in that period. See pages 7 and 8 for discussion of the potential impact of COVID-19.

Adjusted Operating Income
For the three months ended June 30, 2020, Adjusted Operating Income of $102.7 million decreased 26% compared to the three months ended June 30, 2019, primarily driven by a decrease in Investment Banking revenue and an increase in operating costs, partially offset by higher performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program. For the six months ended June 30, 2020, Adjusted Operating Income of $185.3 million decreased 21% compared to the six months ended June 30, 2019, primarily driven by a decrease in Investment Banking Net Revenues, including lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, and an increase in operating costs. See the Business Line Reporting - Discussion of Adjusted Results below for further information.

Adjusted Effective Tax Rate
For the three months ended June 30, 2020, the Adjusted effective tax rate was 26.2% versus 25.2% for the three months ended June 30, 2019. For the six months ended June 30, 2020, the Adjusted effective tax rate was 25.6% versus 19.4% for the six months ended June 30, 2019. The Adjusted effective tax rate is impacted by the deduction associated with the appreciation or depreciation in the Firm's share price upon vesting of employee share-based awards above or below the original grant price.

Adjusted Net Income and Earnings Per Share
For the three months ended June 30, 2020, Adjusted Net Income Attributable to Evercore Inc. and Adjusted Earnings Per Share of $71.8 million and $1.53, respectively, decreased 29% and 26%, respectively, versus the three months ended June 30, 2019, principally driven by a decrease in Investment Banking revenue and an increase in operating costs, partially offset by higher performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program. The decrease was also driven in part by a higher effective tax rate.

For the six months ended June 30, 2020, Adjusted Net Income Attributable to Evercore Inc. and Adjusted Earnings Per Share of $129.6 million and $2.74, respectively, decreased 29% and 27%, respectively, versus the six months ended June 30, 2019, principally driven by a decrease in Investment Banking Net Revenues, including lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, and an increase in operating costs. The decrease was also driven in part by a higher effective tax rate.

Adjusted Operating Expenses
Adjusted Operating Expenses exclude adjustments relating to Special Charges, Including Business Realignment Costs, as described in more detail on page 4.

COVID-19 Update

The worldwide COVID-19 pandemic has continued to have, and is expected to continue having, a significant negative effect on our business. During these unprecedented times, we have continued to operate our business while prioritizing our people, our clients, our shareholders and our communities, and we are doing our part to continue reducing the spread of COVID-19. The health, safety and wellness of our employees and their families remains our top priority. We are progressing with our plans for returning to office based on conditions and guidance in the applicable local market, although currently the substantial majority of our employees are working from home, including senior corporate and business leaders.

Within the current environment caused by COVID-19, we have seen a significant decline in global and domestic M&A transactions, and a prolonging of transaction closings as the conditions typically required for global and domestic M&A are generally not present. Accordingly, we have pivoted our services to meet the evolving priorities and needs of our clients. While we observed an initial decline in equity underwriting activity during the early stages of the COVID-19 pandemic, subsequently our equity underwriting activity levels have meaningfully increased. Our restructuring, debt advisory and capital markets advisory businesses remain very active, and the volatility and increased volume in the equity markets have allowed our Equities business to maintain elevated levels of secondary revenues. However, as we have previously indicated, given that these businesses produce less revenue than our M&A advisory business, the increased activity will not be sufficient to offset weakness in M&A activity.

At this time, it is uncertain how long our business will be negatively impacted by COVID-19 and any associated economic and market downturn. Although we anticipate that the decline in revenue will have a significant impact on our results of operations and cash flows, it is uncertain at this time how significant that impact will be. The degree of the impact will likely be directly correlated to the length and depth of any economic slowdown and the speed of any recovery. Market access to working capital, access to both short-term and long-term financing and/or the ability to raise capital will be impacted, and may be impacted significantly, during any resulting periods of economic distress. Our ability to fund operations, make capital investments, maintain compliance with our debt covenants and fund shareholder dividends and other capital commitments or stock repurchases may be adversely affected, depending on the length and depth of any disruption. We continue to monitor our cash levels, liquidity, regulatory capital requirements, debt covenants and our other contractual obligations regularly. This includes focusing on client billing activity, accounts receivable collections and cost management initiatives. Management is also carefully reviewing decisions related to capital projects and returning capital to investors, such as purchasing outstanding shares and dividend recommendations to the Board of Directors.

Evercore's quarterly results may fluctuate significantly due to the timing and amount of transaction fees earned, as well as other factors. Accordingly, financial results in any particular quarter may not be representative of future results over a longer period of time.

Non-GAAP Measures:

Throughout this release certain information is presented on an Adjusted basis, which is a non-GAAP measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), and then those results are adjusted to exclude certain items and reflect the conversion of vested and certain unvested Evercore LP Units into Class A shares. Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and facilitate an understanding of Evercore's operating results. Evercore uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP.

Evercore's Adjusted Net Income Attributable to Evercore Inc. for the three and six months ended June 30, 2020 was higher than U.S. GAAP as a result of the exclusion of expenses associated with awards granted in conjunction with certain of the Company's acquisitions, and certain other business acquisition-related charges and Special Charges, Including Business Realignment Costs.

Acquisition-related compensation charges for 2020 include expenses associated with awards granted in conjunction with the Company's acquisition of ISI. Acquisition-related charges for 2020 also include professional fees incurred and amortization of intangible assets.

Special Charges, Including Business Realignment Costs, for 2020 relate to separation and transition benefits and related costs as a result of the Company's review of its operations and the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the previously announced expansion of our headquarters in New York and our business realignment initiatives.

Evercore's Adjusted Diluted Shares Outstanding for the three and six months ended June 30, 2020 were higher than U.S. GAAP, as a result of the inclusion of certain Evercore LP Units.

Further details of these adjustments, as well as an explanation of similar amounts for the three and six months ended June 30, 2019 are included in Annex I, pages A-2 to A-11.

Business Line Reporting - Discussion of U.S. GAAP Results

The following is a discussion of Evercore's segment results on a U.S. GAAP basis.

Investment Banking

	U.S. GAAP
	Three Months Ended			Six Months Ended
	June 30, 2020	June 30, 2019	% Change	June 30, 2020	June 30, 2019	% Change
	(dollars in thousands)
Net Revenues:
Investment Banking:
Advisory Fees	$336,436	$443,580	(24%)	$695,000	$769,424	(10%)
Underwriting Fees	93,565	16,910	453%	114,683	43,830	162%
Commissions and Related Fees	54,119	48,660	11%	109,500	90,597	21%
Other Revenue, net	11,254	7,236	56%	(10,153)	13,723	NM
Net Revenues	495,374	516,386	(4%)	909,030	917,574	(1%)

Expenses:
Employee Compensation and Benefits	325,706	305,912	6%	587,697	545,000	8%
Non-compensation Costs	74,375	85,346	(13%)	153,761	164,397	(6%)
Special Charges, Including Business Realignment Costs	8,558	1,029	732%	32,202	2,058	NM
Total Expenses	408,639	392,287	4%	773,660	711,455	9%

Operating Income	$86,735	$124,099	(30%)	$135,370	$206,119	(34%)

Compensation Ratio	65.7%	59.2%		64.7%	59.4%
Non-compensation Ratio	15.0%	16.5%		16.9%	17.9%
Operating Margin	17.5%	24.0%		14.9%	22.5%

Total Number of Fees from Advisory Client Transactions(1)	222	225	(1%)	358	362	(1%)
Investment Banking Fees of at Least $1 million from Advisory Client Transactions(1)	77	81	(5%)	150	149	1%

(1) Includes Advisory and Underwriting Transactions.

Revenues

During the three months ended June 30, 2020, fees from Advisory services decreased $107.1 million, or 24%, versus the three months ended June 30, 2019, reflecting a decrease in the number of Advisory fees earned and a decline in revenue earned from large transactions. Underwriting Fees of $93.6 million for the three months ended June 30, 2020 increased $76.7 million, or 453%, versus the three months ended June 30, 2019, as we closed several of the largest deals in our history. We participated in 36 underwriting transactions during the three months ended June 30, 2020 (vs. 16 in Q2 2019); 21 as a bookrunner (vs. 10 in Q2 2019). Commissions and Related Fees for the three months ended June 30, 2020 increased $5.5 million, or 11%, versus the three months ended June 30, 2019, as volatility remained elevated during 2020. See COVID-19 Update on pages 7 and 8 for further information.

During the six months ended June 30, 2020, fees from Advisory services decreased $74.4 million, or 10%, versus the six months ended June 30, 2019, reflecting a decrease in the number of Advisory fees earned and a decline in revenue earned from large transactions. Underwriting Fees of $114.7 million for the six months ended June 30, 2020 increased $70.9 million, or 162%, versus the six months ended June 30, 2019, as we closed several of the largest deals in our history. We participated in 48 underwriting transactions during the six months ended June 30, 2020 (vs. 39 in 2019); 29 as a bookrunner (vs. 27 in 2019). Commissions and Related Fees for the six months ended June 30, 2020 increased $18.9 million, or 21%, versus the six months ended June 30, 2019, as volatility remained elevated during 2020. See COVID-19 Update on pages 7 and 8 for further information.

Other Revenue, net, for the three months ended June 30, 2020 increased versus the three months ended June 30, 2019, primarily reflecting gains on the investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, as the market rebounded during the quarter. Other Revenue, net for the six months ended June 30, 2020 decreased versus the six months ended June 30, 2019, primarily reflecting net losses of $6.8 million on the investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program.

Expenses

Compensation costs were $325.7 million for the three months ended June 30, 2020, an increase of 6% from the second quarter of last year. The compensation ratio was 65.7% for the three months ended June 30, 2020, compared to 59.2% for the three months ended June 30, 2019. The compensation ratio for the three months ended June 30, 2020 is 67.4% when the $8.2 million of separation and transition benefits expense, which is presented within Special Charges, Including Business Realignment Costs, is also included. Compensation costs were $587.7 million for the six months ended June 30, 2020, an increase of 8% compared to the six months ended June 30, 2019. The compensation ratio was 64.7% for the six months ended June 30, 2020, compared to 59.4% for the six months ended June 30, 2019. The compensation ratio for the six months ended June 30, 2020 is 68.0% when the $30.1 million of separation and transition benefits expense, which is presented within Special Charges, Including Business Realignment Costs, is also included. See page 4 for further information. The increase in the amount of compensation recognized in the three and six months ended June 30, 2020 is driven by higher levels of incentive compensation, higher base salaries, primarily due to promotions, and the amortization of unvested share-based and deferred cash awards. The resulting compensation ratios are higher than the comparable periods for 2019 due to these increases, as well as lower Other Revenue earned during the six months ended June 30, 2020 resulting from lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program. The compensation ratio in any given period is subject to fluctuation based, in part, on the amount of revenue earned in that period. See pages 7 and 8 for discussion of the potential impact of COVID-19.

Non-compensation Costs for the three months ended June 30, 2020 were $74.4 million, a decrease of 13% compared to the second quarter of last year. Non-compensation Costs versus last year primarily reflects decreased travel and related expenses, partially offset by increased bad debt expense. The ratio of Non-compensation Costs to Net Revenues for the three months ended June 30, 2020 of 15.0% decreased from 16.5% for the second quarter of last year, primarily driven by decreased travel and related expenses in 2020. Non-compensation Costs for the six months ended June 30, 2020 were $153.8 million, a decrease of 6% compared to the six months ended June 30, 2019. The decrease in Non-compensation Costs versus last year reflects decreased travel and related expenses and professional fees, partially offset by increased bad debt expense. The ratio of Non-compensation Costs to Net Revenues for the six months ended June 30, 2020 of 16.9% decreased from 17.9% for the six months ended June 30, 2019, primarily driven by decreased travel and related expenses and professional fees in 2020.

Special Charges, Including Business Realignment Costs, for the three and six months ended June 30, 2020 reflect $8.2 million and $30.3 million, respectively, for separation and transition benefits and related costs as a result of the Company's review of its operations and $0.4 million and $1.9 million, respectively, for the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the previously announced expansion of our headquarters in New York and our business realignment initiatives. See page 4 for further information. Special Charges, Including Business Realignment Costs, for the three and six months ended June 30, 2019 reflect the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York.

Investment Management

	U.S. GAAP
	Three Months Ended			Six Months Ended
	June 30, 2020	June 30, 2019	% Change	June 30, 2020	June 30, 2019	% Change
	(dollars in thousands)
Net Revenues:
Asset Management and Administration Fees	$12,953	$12,419	4%	$25,700	$24,802	4%
Other Revenue, net	(1,252)	2,241	NM	(648)	3,997	NM
Net Revenues	11,701	14,660	(20%)	25,052	28,799	(13%)

Expenses:
Employee Compensation and Benefits	8,340	8,411	(1%)	17,091	16,955	1%
Non-compensation costs	3,367	3,514	(4%)	7,267	7,319	(1%)
Special Charges, Including Business Realignment Costs	—	—	NM	32	—	NM
Total Expenses	11,707	11,925	(2%)	24,390	24,274	—%

Operating Income (Loss)	$(6)	$2,735	NM	$662	$4,525	(85%)

Compensation Ratio	71.3%	57.4%		68.2%	58.9%
Non-compensation Ratio	28.8%	24.0%		29.0%	25.4%
Operating Margin	(0.1%)	18.7%		2.6%	15.7%

Assets Under Management (in millions)(1)
Wealth Management(2)	$9,081	$8,343	9%	$9,081	$8,343	9%
Institutional Asset Management	1,328	1,732	(23%)	1,328	1,732	(23%)
Total Assets Under Management	$10,409	$10,075	3%	$10,409	$10,075	3%

(1) Assets Under Management reflect end of period amounts from our consolidated subsidiaries.
(2) Assets Under Management includes Evercore assets which are managed by Evercore Wealth Management of $223.4 million and $174.7 million as of June 30, 2020 and 2019, respectively.

Revenues

	U.S. GAAP
	Three Months Ended			Six Months Ended
	June 30, 2020	June 30, 2019	% Change	June 30, 2020	June 30, 2019	% Change
	(dollars in thousands)
Asset Management and Administration Fees:
Wealth Management	$12,632	$11,815	7%	$24,960	$23,253	7%
Institutional Asset Management	321	604	(47%)	740	1,549	(52%)
Total Asset Management and Administration Fees	$12,953	$12,419	4%	$25,700	$24,802	4%

Asset Management and Administration Fees of $13.0 million for the three months ended June 30, 2020 increased 4% compared to the second quarter of last year, principally driven by an increase in fees from Wealth Management clients, which increased 7% compared to the second quarter of last year, as associated AUM increased 9%.

Asset Management and Administration Fees of $25.7 million for the six months ended June 30, 2020 increased 4% compared to the six months ended June 30, 2019, principally driven by an increase in fees from Wealth Management clients, which increased 7% compared to the six months ended June 30, 2019, as associated AUM increased 9%.

Expenses

Investment Management's expenses for the three months ended June 30, 2020 were $11.7 million, a decrease of 2% compared to the second quarter of last year, due to a decrease in both compensation and non-compensation costs. Investment Management's expenses for the six months ended June 30, 2020 were $24.4 million, flat compared to the six months ended June 30, 2019.

Special Charges, Including Business Realignment Costs, for the six months ended June 30, 2020 primarily reflect separation and transition benefits. See page 4 for further information.

Business Line Reporting - Discussion of Adjusted Results

The following is a discussion of Evercore's segment results on an Adjusted basis. See pages 9 and A-2 to A-11 for further information and reconciliations of these metrics to our U.S. GAAP results.

Investment Banking

	Adjusted
	Three Months Ended			Six Months Ended
	June 30, 2020	June 30, 2019	% Change	June 30, 2020	June 30, 2019	% Change
	(dollars in thousands)
Net Revenues:
Investment Banking:
Advisory Fees(1)	$336,501	$443,799	(24%)	$695,601	$769,898	(10%)
Underwriting Fees	93,565	16,910	453%	114,683	43,830	162%
Commissions and Related Fees	54,119	48,660	11%	109,500	90,597	21%
Other Revenue, net	15,788	9,540	65%	(777)	18,291	NM
Net Revenues	499,973	518,909	(4%)	919,007	922,616	—%

Expenses:
Employee Compensation and Benefits	325,706	302,189	8%	586,630	537,205	9%
Non-compensation Costs	73,770	83,189	(11%)	152,641	160,083	(5%)
Total Expenses	399,476	385,378	4%	739,271	697,288	6%

Operating Income	$100,497	$133,531	(25%)	$179,736	$225,328	(20%)

Compensation Ratio	65.1%	58.2%		63.8%	58.2%
Non-compensation Ratio	14.8%	16.0%		16.6%	17.4%
Operating Margin	20.1%	25.7%		19.6%	24.4%

Total Number of Fees from Advisory Client Transactions(2)	222	225	(1%)	358	362	(1%)
Investment Banking Fees of at Least $1 million from Advisory Client Transactions(2)	77	81	(5%)	150	149	1%

(1) Advisory Fees on an Adjusted basis reflect the reclassification of earnings related to our equity investment in Luminis of $65 and $601 for the three and six months ended June 30, 2020, respectively, and $219 and $474 for the three and six months ended June 30, 2019, respectively.

(2) Includes Advisory and Underwriting Transactions.

Adjusted Revenues

During the three months ended June 30, 2020, fees from Advisory services decreased $107.3 million, or 24%, versus the three months ended June 30, 2019, reflecting a decrease in the number of Advisory fees earned and a decline in revenue earned from large transactions. Underwriting Fees of $93.6 million for the three months ended June 30, 2020 increased $76.7 million, or 453%, versus the three months ended June 30, 2019, as we closed several of the largest deals in our history. We participated in 36 underwriting transactions during the three months ended June 30, 2020 (vs. 16 in Q2 2019); 21 as a bookrunner (vs. 10 in Q2 2019). Commissions and Related Fees for the three months ended June 30, 2020 increased $5.5 million, or 11%, versus the three months ended June 30, 2019, as volatility remained elevated during 2020. See COVID-19 Update on pages 7 and 8 for further information.

During the six months ended June 30, 2020, fees from Advisory services decreased $74.3 million, or 10%, versus the six months ended June 30, 2019, reflecting a decrease in the number of Advisory fees earned and a decline in revenue earned from large transactions. Underwriting Fees of $114.7 million for the six months ended June 30, 2020 increased $70.9 million, or 162%, versus the six months ended June 30, 2019, as we closed several of the largest deals in our history. We participated in 48 underwriting transactions during the six months ended June 30, 2020 (vs. 39 in 2019); 29 as a bookrunner (vs. 27 in 2019). Commissions and Related Fees for the six months ended June 30, 2020 increased $18.9 million, or 21%, versus the six months ended June 30, 2019, as volatility remained elevated during 2020. See COVID-19 Update on pages 7 and 8 for further information.

Other Revenue, net, for the three months ended June 30, 2020 increased versus the three months ended June 30, 2019, primarily reflecting gains on the investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program, as the market rebounded during the quarter. Other Revenue, net, for the six months ended June 30, 2020 decreased versus the six months ended June 30, 2019, primarily reflecting net losses of $6.8 million on the investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program.

Adjusted Expenses

Adjusted compensation costs were $325.7 million for the three months ended June 30, 2020, an increase of 8% from the second quarter of last year. The Adjusted compensation ratio was 65.1% for the three months ended June 30, 2020, compared to 58.2% for the three months ended June 30, 2019. Adjusted compensation costs were $586.6 million for the six months ended June 30, 2020, an increase of 9% compared to the six months ended June 30, 2019. The Adjusted compensation ratio was 63.8% for the six months ended June 30, 2020, compared to 58.2% for the six months ended June 30, 2019. The increase in the amount of Adjusted compensation recognized in the three and six months ended June 30, 2020 is driven by higher levels of incentive compensation, higher base salaries, primarily due to promotions, and the amortization of unvested share-based and deferred cash awards. The resulting Adjusted compensation ratios are higher than the comparable periods for 2019 due to these increases, as well as lower Other Revenue earned during the six months ended June 30, 2020 resulting from lower performance of our investment funds portfolio, which is used as an economic hedge against our deferred cash compensation program. The Adjusted compensation ratio in any given period is subject to fluctuation based, in part, on the amount of revenue earned in that period. See pages 7 and 8 for discussion of the potential impact of COVID-19.

Adjusted Non-compensation Costs for the three months ended June 30, 2020 were $73.8 million, a decrease of 11% from the second quarter of last year. The decrease in Adjusted Non-compensation Costs versus last year primarily reflects decreased travel and related expenses, partially offset by increased bad debt expense. The ratio of Adjusted Non-compensation Costs to Adjusted Net Revenues for the three months ended June 30, 2020 of 14.8% decreased from 16.0% for the second quarter of last year, primarily driven by decreased travel and related expenses in 2020. Adjusted Non-compensation Costs for the six months ended June 30, 2020 were $152.6 million, a decrease of 5% from the six months ended June 30, 2019. The decrease in Non-compensation Costs versus last year reflects decreased travel and related expenses and professional fees, partially offset by increased bad debt expense. The ratio of Adjusted Non-compensation Costs to Adjusted Net Revenues for the six months ended June 30, 2020 of 16.6% decreased from 17.4% for the six months ended June 30, 2019, primarily driven by decreased travel and related expenses and professional fees in 2020.

Investment Management

	Adjusted
	Three Months Ended			Six Months Ended
	June 30, 2020	June 30, 2019	% Change	June 30, 2020	June 30, 2019	% Change
	(dollars in thousands)
Net Revenues:
Asset Management and Administration Fees	$15,201	$14,653	4%	$30,540	$28,992	5%
Other Revenue, net	(1,252)	2,241	NM	(648)	3,997	NM
Net Revenues	13,949	16,894	(17%)	29,892	32,989	(9%)

Expenses:
Employee Compensation and Benefits	8,340	8,411	(1%)	17,091	16,955	1%
Non-compensation Costs	3,367	3,514	(4%)	7,267	7,211	1%
Total Expenses	11,707	11,925	(2%)	24,358	24,166	1%

Operating Income	$2,242	$4,969	(55%)	$5,534	$8,823	(37%)

Compensation Ratio	59.8%	49.8%		57.2%	51.4%
Non-compensation Ratio	24.1%	20.8%		24.3%	21.9%
Operating Margin	16.1%	29.4%		18.5%	26.7%

Assets Under Management (in millions)(1)
Wealth Management(2)	$9,081	$8,343	9%	$9,081	$8,343	9%
Institutional Asset Management	1,328	1,732	(23%)	1,328	1,732	(23%)
Total Assets Under Management	$10,409	$10,075	3%	$10,409	$10,075	3%

(1) Assets Under Management reflect end of period amounts from our consolidated subsidiaries.
(2) Assets Under Management includes Evercore assets which are managed by Evercore Wealth Management of $223.4 million and $174.7 million as of June 30, 2020 and 2019, respectively.

Adjusted Revenues

	Adjusted
	Three Months Ended			Six Months Ended
	June 30, 2020	June 30, 2019	% Change	June 30, 2020	June 30, 2019	% Change
	(dollars in thousands)
Asset Management and Administration Fees:
Wealth Management	$12,632	$11,815	7%	$24,960	$23,253	7%
Institutional Asset Management	321	604	(47%)	740	1,549	(52%)
Equity in Earnings of Affiliates(1)	2,248	2,234	1%	4,840	4,190	16%
Total Asset Management and Administration Fees	$15,201	$14,653	4%	$30,540	$28,992	5%

(1) Equity in ABS and Atalanta Sosnoff on a U.S. GAAP basis are reclassified from Asset Management and Administration Fees to Income from Equity Method Investments.

Adjusted Asset Management and Administration Fees of $15.2 million for the three months ended June 30, 2020 increased 4% compared to the second quarter of last year, principally driven by an increase in fees from Wealth Management clients, which increased 7% compared to the second quarter of last year, as associated AUM increased 9%.

Equity in Earnings of Affiliates of $2.2 million for the three months ended June 30, 2020 increased 1% relative to the second quarter of last year, driven principally by higher income earned in the second quarter of 2020 by Atalanta Sosnoff.

Adjusted Asset Management and Administration Fees of $30.5 million for the six months ended June 30, 2020 increased 5% compared to the six months ended June 30, 2019, principally driven by an increase in fees from Wealth Management clients, which increased 7% compared to the six months ended June 30, 2019, as associated AUM increased 9%.

Equity in Earnings of Affiliates of $4.8 million for the six months ended June 30, 2020 increased 16% relative to the six months ended June 30, 2019, driven principally by higher income earned by Atalanta Sosnoff and ABS in 2020.

Adjusted Expenses

Investment Management's Adjusted expenses for the three months ended June 30, 2020 were $11.7 million, a decrease of 2% compared to the second quarter of last year, due to a decrease in both compensation and non-compensation costs. Investment Management's Adjusted expenses for the six months ended June 30, 2020 were $24.4 million, an increase of 1% compared to the six months ended June 30, 2019, due to an increase in both compensation and non-compensation costs.

Liquidity

The Company continues to maintain a strong balance sheet, holding cash and cash equivalents of $1.0 billion and investment securities of $99.7 million at June 30, 2020. Current assets exceed current liabilities by $951.1 million at June 30, 2020. Amounts due related to the Notes Payable were $373.1 million at June 30, 2020.

Deferred Compensation

During the six months ended June 30, 2020, the Company granted to certain employees approximately 1.9 million unvested RSUs. In June 2020, the Company's stockholders approved the Amended and Restated 2016 Evercore Inc. Stock Incentive Plan (the "Amended 2016 Plan"). The total shares available to be granted in the future under the Amended 2016 Plan was approximately 7.0 million as of June 30, 2020.

The Company recognized compensation expense related to our deferred cash compensation program and restricted stock units of $35.6 million and $50.2 million, respectively, for the three months ended June 30, 2020 and $57.9 million and $100.5 million, respectively, for the six months ended June 30, 2020. The Company recognized compensation expense related to our deferred cash compensation program and restricted stock units of $18.2 million and $56.5 million, respectively, for the three months ended June 30, 2019 and $35.5 million and $112.1 million, respectively, for the six months ended June 30, 2019.

Capital Return Transactions

On July 21, 2020, the Board of Directors of Evercore declared a quarterly dividend of $0.58 per share to be paid on September 11, 2020 to common stockholders of record on August 28, 2020.

During the three months ended June 30, 2020, the Company repurchased approximately 25 thousand shares from employees for the net settlement of stock-based compensation awards at an average price per share of $52.66, and approximately 4 thousand shares at an average price per share of $58.28 in open market transactions pursuant to the Company's share repurchase program. The aggregate approximately 29 thousand shares were acquired at an average price per share of $53.43. During the six months ended June 30, 2020, the Company repurchased approximately 1.0 million shares from employees for the net settlement of stock-based compensation awards at an average price per share of $76.45, and approximately 0.9 million shares at an average price per share of $75.93 in open market transactions pursuant to the Company's share repurchase program. The aggregate approximately 1.9 million shares were acquired at an average price per share of $76.22.

Conference Call

Evercore will host a related conference call beginning at 8:00 a.m. Eastern Time, Wednesday, July 22, 2020, accessible via telephone and the Internet. Investors and analysts may participate in the live conference call by dialing (877) 359-9508 (toll-free domestic) or (224) 357-2393 (international); passcode: 1093344. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately one hour after the call ends. The replay can be accessed at (855) 859-2056 (toll-free domestic) or (404) 537-3406 (international); passcode: 1093344. A live audio webcast of the conference call will be available on the For Investors section of Evercore’s website at www.evercore.com. The webcast will be archived on Evercore’s website for 30 days after the call.

About Evercore

Evercore (NYSE: EVR) is a premier global independent investment banking advisory firm. We are dedicated to helping our clients achieve superior results through trusted independent and innovative advice on matters of strategic significance to boards of directors, management teams and shareholders, including mergers and acquisitions, strategic shareholder advisory, restructurings, and capital structure. Evercore also assists clients in raising public and private capital and delivers equity research and equity sales and agency trading execution, in addition to providing wealth and investment management services to high net worth and institutional investors. Founded in 1995, the Firm is headquartered in New York and maintains offices and affiliate offices in major financial centers in North America, Europe, the Middle East and Asia. For more information, please visit www.evercore.com.

Investor Contact:    Hallie Miller
Head of Investor Relations, Evercore
917-386-7856

Media Contact:    Dana Gorman
Abernathy MacGregor, for Evercore
212-371-5999

Basis of Alternative Financial Statement Presentation

Our Adjusted results are a non-GAAP measure. As discussed further under "Non-GAAP Measures", Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and better reflect management's view of operating results. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. A reconciliation of our U.S. GAAP results to Adjusted results is presented in the tables included in Annex I.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect our current views with respect to, among other things, Evercore's operations and financial performance. In some cases, you can identify these forward-looking statements by the use of words such as "outlook," "backlog," "believes," "expects," "potential," "probable," "continues," "may," "will," "should," "seeks," "approximately," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. All statements, other than statements of historical fact, included in this presentation are forward-looking statements, including with respect to the worldwide COVID-19 pandemic, and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in Evercore's business. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Evercore believes these factors include, but are not limited to, those described under "Risk Factors" discussed in Evercore's Annual Report on Form 10-K for the year ended December 31, 2019, subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and Registration Statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release, including those statements herein with respect to the negative effect that the COVID-19 pandemic has had on our business and is expected to continue to have on our business, which we expect to be significant. At this time, it is uncertain how long our business will be negatively impacted by COVID-19 and the associated economic and market downturn. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Evercore to predict all risks and uncertainties, nor can Evercore assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and Evercore does not assume any responsibility for the accuracy or completeness of any of these forward-looking statements. Evercore undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

With respect to any securities offered by any private equity fund referenced herein, such securities have not been, and will not be registered, under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ANNEX I

EVERCORE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(dollars in thousands, except per share data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenues
Investment Banking:
Advisory Fees	$336,436	$443,580	$695,000	$769,424
Underwriting Fees	93,565	16,910	114,683	43,830
Commissions and Related Fees	54,119	48,660	109,500	90,597
Asset Management and Administration Fees	12,953	12,419	25,700	24,802
Other Revenue, Including Interest and Investments	15,331	13,640	568	25,975
Total Revenues	512,404	535,209	945,451	954,628
Interest Expense(1)	5,329	4,163	11,369	8,255
Net Revenues	507,075	531,046	934,082	946,373

Expenses
Employee Compensation and Benefits	334,046	314,323	604,788	561,955
Occupancy and Equipment Rental	17,365	18,062	36,275	34,279
Professional Fees	18,875	20,511	35,841	39,335
Travel and Related Expenses	3,756	19,397	19,907	37,061
Communications and Information Services	14,269	11,481	26,836	22,627
Depreciation and Amortization	6,975	7,666	13,846	14,704
Execution, Clearing and Custody Fees	3,204	3,199	7,390	6,218
Special Charges, Including Business Realignment Costs	8,558	1,029	32,234	2,058
Acquisition and Transition Costs	98	—	106	108
Other Operating Expenses	13,200	8,544	20,827	17,384
Total Expenses	420,346	404,212	798,050	735,729

Income Before Income from Equity Method Investments and Income Taxes	86,729	126,834	136,032	210,644
Income from Equity Method Investments	2,313	2,453	5,441	4,664
Income Before Income Taxes	89,042	129,287	141,473	215,308
Provision for Income Taxes	21,814	32,030	35,365	39,851
Net Income	67,228	97,257	106,108	175,457
Net Income Attributable to Noncontrolling Interest	10,816	15,515	18,521	26,483
Net Income Attributable to Evercore Inc.	$56,412	$81,742	$87,587	$148,974

Net Income Attributable to Evercore Inc. Common Shareholders	$56,412	$81,742	$87,587	$148,974

Weighted Average Shares of Class A Common Stock Outstanding:
Basic	40,635	40,546	40,313	40,522
Diluted	41,894	43,376	42,105	43,766

Net Income Per Share Attributable to Evercore Inc. Common Shareholders:
Basic	$1.39	$2.02	$2.17	$3.68
Diluted	$1.35	$1.88	$2.08	$3.40

(1) Includes interest expense on long-term debt and interest expense on short-term repurchase agreements.

Adjusted Results
Throughout the discussion of Evercore's business segments and elsewhere in this release, information is presented on an Adjusted basis, which is a non-generally accepted accounting principles ("non-GAAP") measure. Adjusted results begin with information prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), adjusted to exclude certain items and reflect the conversion of vested and unvested Class A Evercore LP Units, as well as Acquisition Related Class E and J Evercore LP Units and Unvested Restricted Stock Units granted to ISI employees, into Class A shares. Evercore believes that the disclosed Adjusted measures and any adjustments thereto, when presented in conjunction with comparable U.S. GAAP measures, are useful to investors to compare Evercore's results across several periods and facilitate an understanding of Evercore's operating results. The Company uses these measures to evaluate its operating performance, as well as the performance of individual employees. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. These Adjusted amounts are allocated to the Company's two business segments: Investment Banking and Investment Management. The differences between the Adjusted and U.S. GAAP results are as follows:

1.
Assumed Vesting of Evercore LP Units and Exchange into Class A Shares. The Company incurred expenses, in Employee Compensation and Benefits, resulting from the vesting of Class E and Class J Evercore LP Units issued in conjunction with the acquisition of ISI. The Adjusted results assume these LP Units have vested and have been exchanged for Class A shares. Accordingly, any expense associated with these units, and related awards, is excluded from the Adjusted results, and the noncontrolling interest related to these units is converted to a controlling interest. The Company's management believes that it is useful to provide the per-share effect associated with the assumed conversion of these previously granted equity interests, and thus the Adjusted results reflect the exchange of vested and unvested Class A and E Evercore LP Units and IPO related restricted stock unit awards into Class A shares.

2.
Adjustments Associated with Business Combinations and Divestitures. The following charges resulting from business combinations and divestitures have been excluded from the Adjusted results because the Company's Management believes that operating performance is more comparable across periods excluding the effects of these acquisition-related charges:

a.
Amortization of Intangible Assets and Other Purchase Accounting-related Amortization. Amortization of intangible assets and other purchase accounting-related amortization from the acquisition of ISI and certain other acquisitions.

b.	Acquisition and Transition Costs. Primarily professional fees incurred and costs related to transitioning acquisitions or divestitures.

3.
Special Charges, Including Business Realignment Costs. Expenses during 2020 that are excluded from the Adjusted presentation relate to separation and transition benefits and related costs as a result of the Company's review of its operations and the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the previously announced expansion of our headquarters in New York and our business realignment initiatives. Expenses during 2019 that are excluded from the Adjusted presentation relate to the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York.

4.
Income Taxes. Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation and therefore, not all of the Company's income is subject to corporate-level taxes. As a result, adjustments have been made to the Adjusted earnings to assume that the Company is subject to the statutory tax rates of a C-Corporation under a conventional corporate tax structure in the U.S. at the prevailing corporate rates and that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis. This assumption is consistent with the assumption that certain Evercore LP Units are vested and exchanged into Class A shares, as discussed in Item 1 above, as the assumed exchange would change the tax structure of the Company.

5.	Presentation of Interest Expense. The Adjusted results present interest expense on short-term repurchase agreements, within the Investment Management segment, in Other Revenues, net, as the Company's

Management believes it is more meaningful to present the spread on net interest resulting from the matched financial assets and liabilities. In addition, Adjusted Investment Banking and Investment Management Operating Income are presented before interest expense on debt, which is included in interest expense on a U.S. GAAP basis.

6.
Presentation of Income from Equity Method Investments. The Adjusted results present Income from Equity Method Investments within Revenue as the Company's Management believes it is a more meaningful presentation.

EVERCORE INC.
U.S. GAAP RECONCILIATION TO ADJUSTED RESULTS
(dollars in thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Net Revenues - U.S. GAAP	$507,075	$531,046	$934,082	$946,373
Income from Equity Method Investments (1)	2,313	2,453	5,441	4,664
Interest Expense on Debt (2)	4,534	2,304	9,376	4,568
Net Revenues - Adjusted	$513,922	$535,803	$948,899	$955,605

Compensation Expense - U.S. GAAP	$334,046	$314,323	$604,788	$561,955
Amortization of LP Units and Certain Other Awards (3)	—	(3,723)	(1,067)	(7,795)
Compensation Expense - Adjusted	$334,046	$310,600	$603,721	$554,160

Operating Income - U.S. GAAP	$86,729	$126,834	$136,032	$210,644
Income from Equity Method Investments (1)	2,313	2,453	5,441	4,664
Pre-Tax Income - U.S. GAAP	89,042	129,287	141,473	215,308
Amortization of LP Units and Certain Other Awards (3)	—	3,723	1,067	7,795
Special Charges, Including Business Realignment Costs (4)	8,558	1,029	32,234	2,058
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (5a)	507	2,157	1,014	4,314
Acquisition and Transition Costs (5b)	98	—	106	108
Pre-Tax Income - Adjusted	98,205	136,196	175,894	229,583
Interest Expense on Debt (2)	4,534	2,304	9,376	4,568
Operating Income - Adjusted	$102,739	$138,500	$185,270	$234,151

Provision for Income Taxes - U.S. GAAP	$21,814	$32,030	$35,365	$39,851
Income Taxes (6)	3,955	2,236	9,710	4,790
Provision for Income Taxes - Adjusted	$25,769	$34,266	$45,075	$44,641

Net Income Attributable to Evercore Inc. - U.S. GAAP	$56,412	$81,742	$87,587	$148,974
Amortization of LP Units and Certain Other Awards (3)	—	3,723	1,067	7,795
Special Charges, Including Business Realignment Costs (4)	8,558	1,029	32,234	2,058
Intangible Asset Amortization / Other Purchase Accounting-related Amortization (5a)	507	2,157	1,014	4,314
Acquisition and Transition Costs (5b)	98	—	106	108
Income Taxes (6)	(3,955)	(2,236)	(9,710)	(4,790)
Noncontrolling Interest (7)	10,147	14,581	17,287	24,237
Net Income Attributable to Evercore Inc. - Adjusted	$71,767	$100,996	$129,585	$182,696

Diluted Shares Outstanding - U.S. GAAP	41,894	43,376	42,105	43,766
LP Units (8)	5,077	5,311	5,207	5,200
Unvested Restricted Stock Units - Event Based (8)	12	12	12	12
Diluted Shares Outstanding - Adjusted	46,983	48,699	47,324	48,978

Key Metrics: (a)
Diluted Earnings Per Share - U.S. GAAP	$1.35	$1.88	$2.08	$3.40
Diluted Earnings Per Share - Adjusted	$1.53	$2.07	$2.74	$3.73

Compensation Ratio - U.S. GAAP	65.9%	59.2%	64.7%	59.4%
Compensation Ratio - Adjusted	65.0%	58.0%	63.6%	58.0%

Operating Margin - U.S. GAAP	17.1%	23.9%	14.6%	22.3%
Operating Margin - Adjusted	20.0%	25.8%	19.5%	24.5%

Effective Tax Rate - U.S. GAAP	24.5%	24.8%	25.0%	18.5%
Effective Tax Rate - Adjusted	26.2%	25.2%	25.6%	19.4%

(a) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP RECONCILIATION TO ADJUSTED RESULTS
TRAILING TWELVE MONTHS
(dollars in thousands)
(UNAUDITED)
	Consolidated
	Twelve Months Ended
	June 30, 2020	June 30, 2019
Net Revenues - U.S. GAAP	$1,996,407	$2,099,038
Income from Equity Method Investments (1)	11,773	9,414
Interest Expense on Debt (2)	17,725	9,208
Net Revenues - Adjusted	$2,025,905	$2,117,660

Compensation Expense - U.S. GAAP	$1,243,810	$1,218,043
Amortization of LP Units and Certain Other Awards (3)	(11,455)	(15,330)
Compensation Expense - Adjusted	$1,232,355	$1,202,713

Compensation Ratio - U.S. GAAP (a)	62.3%	58.0%
Compensation Ratio - Adjusted (a)	60.8%	56.8%

	Investment Banking
	Twelve Months Ended
	June 30, 2020	June 30, 2019
Net Revenues - U.S. GAAP	$1,943,251	$2,043,722
Income from Equity Method Investments (1)	1,043	695
Interest Expense on Debt (2)	17,725	9,208
Net Revenues - Adjusted	$1,962,019	$2,053,625

Compensation Expense - U.S. GAAP	$1,209,492	$1,185,488
Amortization of LP Units and Certain Other Awards (3)	(11,455)	(15,330)
Compensation Expense - Adjusted	$1,198,037	$1,170,158

Compensation Ratio - U.S. GAAP (a)	62.2%	58.0%
Compensation Ratio - Adjusted (a)	61.1%	57.0%

(a) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO ADJUSTED RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020
(dollars in thousands)
(UNAUDITED)

	Investment Banking Segment
	Three Months Ended June 30, 2020				Six Months Ended June 30, 2020
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Investment Banking:
Advisory Fees	$336,436	$65	(1)	$336,501	$695,000	$601	(1)	$695,601
Underwriting Fees	93,565	—		93,565	114,683	—		114,683
Commissions and Related Fees	54,119	—		54,119	109,500	—		109,500
Other Revenue, net	11,254	4,534	(2)	15,788	(10,153)	9,376	(2)	(777)
Net Revenues	495,374	4,599		499,973	909,030	9,977		919,007

Expenses:
Employee Compensation and Benefits	325,706	—		325,706	587,697	(1,067)	(3)	586,630
Non-compensation Costs	74,375	(605)	(5)	73,770	153,761	(1,120)	(5)	152,641
Special Charges, Including Business Realignment Costs	8,558	(8,558)	(4)	—	32,202	(32,202)	(4)	—
Total Expenses	408,639	(9,163)		399,476	773,660	(34,389)		739,271

Operating Income (a)	$86,735	$13,762		$100,497	$135,370	$44,366		$179,736

Compensation Ratio (b)	65.7%			65.1%	64.7%			63.8%
Operating Margin (b)	17.5%			20.1%	14.9%			19.6%

	Investment Management Segment
	Three Months Ended June 30, 2020				Six Months Ended June 30, 2020
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Asset Management and Administration Fees	$12,953	$2,248	(1)	$15,201	$25,700	$4,840	(1)	$30,540
Other Revenue, net	(1,252)	—		(1,252)	(648)	—		(648)
Net Revenues	11,701	2,248		13,949	25,052	4,840		29,892

Expenses:
Employee Compensation and Benefits	8,340	—		8,340	17,091	—		17,091
Non-compensation Costs	3,367	—		3,367	7,267	—		7,267
Special Charges, Including Business Realignment Costs	—	—		—	32	(32)	(4)	—
Total Expenses	11,707	—		11,707	24,390	(32)		24,358

Operating Income (Loss) (a)	$(6)	$2,248		$2,242	$662	$4,872		$5,534

Compensation Ratio (b)	71.3%			59.8%	68.2%			57.2%
Operating Margin (b)	(0.1%)			16.1%	2.6%			18.5%

(a) Operating Income (Loss) for U.S. GAAP excludes Income (Loss) from Equity Method Investments.
(b) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO ADJUSTED RESULTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019
(dollars in thousands)
(UNAUDITED)

	Investment Banking Segment
	Three Months Ended June 30, 2019				Six Months Ended June 30, 2019
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Investment Banking:
Advisory Fees	$443,580	$219	(1)	$443,799	$769,424	$474	(1)	$769,898
Underwriting Fees	16,910	—		16,910	43,830	—		43,830
Commissions and Related Fees	48,660	—		48,660	90,597	—		90,597
Other Revenue, net	7,236	2,304	(2)	9,540	13,723	4,568	(2)	18,291
Net Revenues	516,386	2,523		518,909	917,574	5,042		922,616

Expenses:
Employee Compensation and Benefits	305,912	(3,723)	(3)	302,189	545,000	(7,795)	(3)	537,205
Non-compensation Costs	85,346	(2,157)	(5)	83,189	164,397	(4,314)	(5)	160,083
Special Charges, Including Business Realignment Costs	1,029	(1,029)	(4)	—	2,058	(2,058)	(4)	—
Total Expenses	392,287	(6,909)		385,378	711,455	(14,167)		697,288

Operating Income (a)	$124,099	$9,432		$133,531	$206,119	$19,209		$225,328

Compensation Ratio (b)	59.2%			58.2%	59.4%			58.2%
Operating Margin (b)	24.0%			25.7%	22.5%			24.4%

	Investment Management Segment
	Three Months Ended June 30, 2019				Six Months Ended June 30, 2019
	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis	U.S. GAAP Basis	Adjustments		Non-GAAP Adjusted Basis
Net Revenues:
Asset Management and Administration Fees	$12,419	$2,234	(1)	$14,653	$24,802	$4,190	(1)	$28,992
Other Revenue, net	2,241	—		2,241	3,997	—		3,997
Net Revenues	14,660	2,234		16,894	28,799	4,190		32,989

Expenses:
Employee Compensation and Benefits	8,411	—		8,411	16,955	—		16,955
Non-compensation Costs	3,514	—		3,514	7,319	(108)	(5)	7,211
Total Expenses	11,925	—		11,925	24,274	(108)		24,166

Operating Income (a)	$2,735	$2,234		$4,969	$4,525	$4,298		$8,823

Compensation Ratio (b)	57.4%			49.8%	58.9%			51.4%
Operating Margin (b)	18.7%			29.4%	15.7%			26.7%

(a) Operating Income for U.S. GAAP excludes Income (Loss) from Equity Method Investments.
(b) Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components above.

EVERCORE INC.
U.S. GAAP SEGMENT RECONCILIATION TO CONSOLIDATED RESULTS
(dollars in thousands)
(UNAUDITED)

	U.S. GAAP
	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Investment Banking
Net Revenues:
Investment Banking:
Advisory Fees	$336,436	$443,580	$695,000	$769,424
Underwriting Fees	93,565	16,910	114,683	43,830
Commissions and Related Fees	54,119	48,660	109,500	90,597
Other Revenue, net	11,254	7,236	(10,153)	13,723
Net Revenues	495,374	516,386	909,030	917,574

Expenses:
Employee Compensation and Benefits	325,706	305,912	587,697	545,000
Non-compensation Costs	74,375	85,346	153,761	164,397
Special Charges, Including Business Realignment Costs	8,558	1,029	32,202	2,058
Total Expenses	408,639	392,287	773,660	711,455

Operating Income (a)	$86,735	$124,099	$135,370	$206,119

Investment Management
Net Revenues:
Asset Management and Administration Fees	$12,953	$12,419	$25,700	$24,802
Other Revenue, net	(1,252)	2,241	(648)	3,997
Net Revenues	11,701	14,660	25,052	28,799

Expenses:
Employee Compensation and Benefits	8,340	8,411	17,091	16,955
Non-compensation Costs	3,367	3,514	7,267	7,319
Special Charges, Including Business Realignment Costs	—	—	32	—
Total Expenses	11,707	11,925	24,390	24,274

Operating Income (Loss) (a)	$(6)	$2,735	$662	$4,525

Total
Net Revenues:
Investment Banking:
Advisory Fees	$336,436	$443,580	$695,000	$769,424
Underwriting Fees	93,565	16,910	114,683	43,830
Commissions and Related Fees	54,119	48,660	109,500	90,597
Asset Management and Administration Fees	12,953	12,419	25,700	24,802
Other Revenue, net	10,002	9,477	(10,801)	17,720
Net Revenues	507,075	531,046	934,082	946,373

Expenses:
Employee Compensation and Benefits	334,046	314,323	604,788	561,955
Non-compensation Costs	77,742	88,860	161,028	171,716
Special Charges, Including Business Realignment Costs	8,558	1,029	32,234	2,058
Total Expenses	420,346	404,212	798,050	735,729

Operating Income (a)	$86,729	$126,834	$136,032	$210,644

(a) Operating Income (Loss) excludes Income (Loss) from Equity Method Investments.

Notes to Unaudited Condensed Consolidated Adjusted Financial Data

For further information on these adjustments, see page A-2.

(1)	Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted presentation.

(2)	Interest Expense on Debt is excluded from Net Revenues and presented below Operating Income in the Adjusted results and is included in Interest Expense on a U.S. GAAP basis.

(3)	Expenses incurred from the assumed vesting of Class J Evercore LP Units issued in conjunction with the acquisition of ISI are excluded from the Adjusted presentation.

(4)
Expenses during 2020 that are excluded from the Adjusted presentation relate to separation and transition benefits and related costs as a result of the Company's review of its operations and the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the previously announced expansion of our headquarters in New York and our business realignment initiatives. Expenses during 2019 that are excluded from the Adjusted presentation relate to the acceleration of depreciation expense for leasehold improvements in conjunction with the previously announced expansion of our headquarters in New York.

(5)	Non-compensation Costs on an Adjusted basis reflect the following adjustments:

	Three Months Ended June 30, 2020
	U.S. GAAP	Adjustments		Adjusted
	(dollars in thousands)
Occupancy and Equipment Rental	$17,365	$—		$17,365
Professional Fees	18,875	—		18,875
Travel and Related Expenses	3,756	—		3,756
Communications and Information Services	14,269	—		14,269
Depreciation and Amortization	6,975	(507)	(5a)	6,468
Execution, Clearing and Custody Fees	3,204	—		3,204
Acquisition and Transition Costs	98	(98)	(5b)	—
Other Operating Expenses	13,200	—		13,200
Total Non-compensation Costs	$77,742	$(605)		$77,137

	Three Months Ended June 30, 2019
	U.S. GAAP	Adjustments		Adjusted
	(dollars in thousands)
Occupancy and Equipment Rental	$18,062	$—		$18,062
Professional Fees	20,511	—		20,511
Travel and Related Expenses	19,397	—		19,397
Communications and Information Services	11,481	—		11,481
Depreciation and Amortization	7,666	(2,157)	(5a)	5,509
Execution, Clearing and Custody Fees	3,199	—		3,199
Other Operating Expenses	8,544	—		8,544
Total Non-compensation Costs	$88,860	$(2,157)		$86,703

	Six Months Ended June 30, 2020
	U.S. GAAP	Adjustments		Adjusted
	(dollars in thousands)
Occupancy and Equipment Rental	$36,275	$—		$36,275
Professional Fees	35,841	—		35,841
Travel and Related Expenses	19,907	—		19,907
Communications and Information Services	26,836	—		26,836
Depreciation and Amortization	13,846	(1,014)	(5a)	12,832
Execution, Clearing and Custody Fees	7,390	—		7,390
Acquisition and Transition Costs	106	(106)	(5b)	—
Other Operating Expenses	20,827	—		20,827
Total Non-compensation Costs	$161,028	$(1,120)		$159,908

	Six Months Ended June 30, 2019
	U.S. GAAP	Adjustments		Adjusted
	(dollars in thousands)
Occupancy and Equipment Rental	$34,279	$—		$34,279
Professional Fees	39,335	—		39,335
Travel and Related Expenses	37,061	—		37,061
Communications and Information Services	22,627	—		22,627
Depreciation and Amortization	14,704	(4,314)	(5a)	10,390
Execution, Clearing and Custody Fees	6,218	—		6,218
Acquisition and Transition Costs	108	(108)	(5b)	—
Other Operating Expenses	17,384	—		17,384
Total Non-compensation Costs	$171,716	$(4,422)		$167,294

(5a)
The exclusion from the Adjusted presentation of expenses associated with amortization of intangible assets and other purchase accounting-related amortization from the acquisition of ISI and certain other acquisitions.

(5b)	Primarily the exclusion from the Adjusted presentation of professional fees incurred and costs related to transitioning acquisitions or divestitures.

(6)
Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation and therefore, not all of the Company's income is subject to corporate-level taxes. As a result, adjustments have been made to the Adjusted earnings to assume that the Company is subject to the statutory tax rates of a C-Corporation under a conventional corporate tax structure in the U.S. at the prevailing corporate rates and that all deferred tax assets relating to foreign operations are fully realizable within the structure on a consolidated basis. This assumption is consistent with the assumption that certain Evercore LP Units are vested and exchanged into Class A shares, as the assumed exchange would change the tax structure of the Company.

(7)	Reflects an adjustment to eliminate noncontrolling interest related to all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted presentation.

(8)
Assumes the vesting, and exchange into Class A shares, of Class A and E Evercore LP Units and IPO related restricted stock unit awards in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the Evercore LP Units are anti-dilutive.